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                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Annual Report on Form 10-K of Tuscarora Incorporated of our report dated October 16, 1997, included in the 1997 Annual Report to Shareholders of Tuscarora Incorporated.

     Our audit also included the financial statement schedule of Tuscarora Incorporated as of August 31, 1997 listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. The financial statement schedules of Tuscarora Incorporated as of and for the years ended August 31, 1996 and 1995 were audited by other auditors whose report dated October 11, 1996, expressed an unqualified opinion on those schedules. In our opinion, the financial statement schedule as of and for the year ended August 31, 1997, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in Registration Statements on Form S-8 (No. 33-35373) pertaining to the 1985 Incentive Stock Option Plan of Tuscarora Incorporated; Form S-8 (No. 33-35373 and 333-06111) pertaining to the 1989 Stock Incentive Plan of Tuscarora Incorporated; and Form S-8 (No. 33-35587) pertaining to the Tuscarora Incorporated Common Stock Purchase Plan for Salaried Employees of our report dated October 16, 1997, with respect to the financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report on Form 10-K of Tuscarora Incorporated.


                                        /s/ ERNST & YOUNG LLP


Pittsburgh, Pennsylvania
November 26, 1997